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Exhibit 99(l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522

(212) 735-3000

November 14, 2003

BlackRock Florida Municipal 2020 Term Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

    Re:
    BlackRock Florida Municipal 2020 Term Trust
    Registration Statement on Form N-2

Ladies and Gentlemen:

        We have acted as special counsel to BlackRock Florida Municipal 2020 Term Trust, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the issuance and sale by the Trust of up to 1,956 shares of the Trust's Series F7 Auction Preferred Shares of Beneficial Interest, liquidation preference $25,000 per share (the "APS").

        This opinion is being furnished in accordance with the requirements of Item 24 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A dated August 20, 2002, as filed with the Securities and Exchange Commission (the "Commission") on August 20, 2002, (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-109276 and 811-21184) under the 1933 Act and the 1940 Act, as filed with the Commission on September 30, 2003, Pre-Effective Amendment No. 1 thereto, as filed with the Commission on November 12, 2003 and Pre-Effective Amendment No. 2 to be filed with the Commission on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (iii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, BlackRock Financial Management, Inc., as investment sub-adviser to the Trust, and UBS Securities LLC, as representative of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iv) a specimen certificate representing each Series of APS; (v) the Certificate of Trust and the Certificate of Amendment to the Certificate of Trust, as filed with the Secretary of the State of Delaware on August 20, 2002 and July 15, 2003, respectively, and the Amended and Restated Agreement and Declaration of Trust of the Trust dated August 12, 2003 and as currently in effect as amended by the Statement of Preferences on the date hereof (the "Declaration"); (vi) the Statement of Preferences setting forth the rights, powers, terms and preferences of each Series of APS; (vii) the Amended and Restated By-Laws of the Trust, as currently in effect; and (viii) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the APS and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each Series of APS will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

        In rendering the opinion set forth below, we have assumed that any APS issued to a Principal Shareholder (as that term is defined in Section 11.7 of the Declaration) will be issued in compliance with Section 11.7 of the Declaration.

        Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

        Based upon and subject to the foregoing, we are of the opinion that when the APS have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the APS will have been duly authorized, and the APS will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                      Very truly yours,

                      /s/  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 99(l)